Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS FIRST QUARTER 2021 RESULTS
Consolidated Revenues of $1.0 Billion, up 24.8%1 on a Pro Forma Basis
Acima Segment Pro Forma Revenue Growth of 30.2%1
Acima Segment Invoice Volume of $506 million, up 28%1 on a Pro Forma Basis
Rent-A-Center Business Same Store Sales of 23.4%
Diluted EPS of $0.64; Non-GAAP Diluted EPS of $1.32
Increases Consolidated Full Year 2021 Guidance
__________________________________________________________
Plano, Texas, May 5, 2021 - Rent-A-Center, Inc. (the "Company" or "Rent-A-Center") (NASDAQ/NGS: RCII) today announced results for the quarter ended March 31, 2021.
“We're extremely pleased with the momentum across the business in the first quarter of 2021," said Mitch Fadel, Chief Executive Officer. "We delivered one of the most successful quarters in our history, with same store sales and invoice volume accelerating in an improving economy and strong lease performance in both our Acima and Rent-A-Center segments."
"Acima has immediately transformed our retail partner business to a higher growth, higher profit, best in class virtual platform," continued Mr. Fadel. "The Acima virtual LTO business we acquired in mid-February achieved a 17.5 percent adjusted EBITDA margin in the quarter, and we're bringing new innovations to cash and credit constrained customers that can support long-term growth. The market opportunity is significant, and we see ample runway to capture share across a wide spectrum of retail partner and consumer channels."
"Meanwhile, digital investments continue to propel the Rent-A-Center business," said Mr. Fadel. "E-commerce revenue increased over 50 percent versus the year-ago quarter, and we believe the tech-enabled enhancement we've made to the payments and collections process has long-term benefits."
"We've increased our outlook for consolidated revenue, adjusted EBITDA, diluted non-GAAP earnings per share and free cash flow for the year," said Mr. Fadel. "The revised outlook incorporates our expectation that trends normalize in the second half of 2021. We're excited about long-term prospects and confident in our 2023 goal for $6.0 billion in consolidated revenues with a mid-teens consolidated adjusted EBITDA margin," Mr. Fadel concluded.

Consolidated Results
On a consolidated basis, total revenues increased in the first quarter of 2021 to $1.0 billion, or by 47.7 percent compared to the same period in 2020, primarily due to the acquisition of Acima Holdings, LLC in mid-February 2021 (the "Acima Transaction") and an increase in same store sales revenue of 23.4 percent in the Rent-A-Center Business.
On a GAAP basis, the Company generated $70.0 million in operating profit in the first quarter of 2021 compared to $48.9 million in the first quarter of 2020, with the increase primarily due to the increased operating profit of the Rent-A-Center Business and Acima segments, partially offset by various expenses related to the Acima Transaction, as described further below. On a GAAP basis, net earnings and diluted earnings per share were $42.6 million and $0.64, respectively, in the first quarter of 2021 compared to $49.3 million and $0.88 in the first quarter of 2020. As of March 31, 2021, diluted shares were 66,295,000 compared to 56,152,000 during the same period last year with the increase from 2020 primarily due to shares issued for the Acima Transaction.
Special items in the first quarter of 2021 of $51.1 million primarily related to the Acima Transaction, including one-time transaction and integration costs, stock compensation expense related to equity consideration subject to vesting conditions, depreciation and amortization of acquired software and intangible assets, and debt refinancing charges.
The Company's Non-GAAP first quarter 2021 diluted earnings per share were $1.32 compared to $0.67 in the first quarter of 2020, an increase of 96.8 percent. Adjusted EBITDA in the first quarter was $134.6 million compared to $65.5 million in the first quarter of 2020, an increase of 105.5 percent. Adjusted EBITDA margin as a percentage of total revenues in the first quarter was 13.0 percent, an increase of 370 basis points compared to the first quarter of 2020.
For the three months ended March 31, 2021, the Company generated $135.8 million of cash from operations. The Company ended the first quarter of 2021 with $123.0 million of cash and cash equivalents and $1.38 billion of outstanding indebtedness. The Company's net debt to Adjusted EBITDA ratio ended the first quarter at 2.0 times on a pro forma basis compared to 0.7 times as of the end of the first quarter 2020. The Company ended the first quarter of 2021 with $528 million of liquidity, which included $405 million of remaining availability on its revolving credit facility.
Recent Dividend
As previously announced, the Rent-A-Center Board of Directors declared on March 24, 2021 a cash dividend of $0.31 per share for the second quarter of 2021, which was paid on April 22, 2021 to stockholders of record at the close of business on April 6, 2021. The cash dividend of $0.31 per share represents an increase of 6.9% over the prior year.
Acima Segment (formerly the Preferred Lease Segment)
First quarter 2021 revenues increased 111.7 percent to $457.4 million as compared to the first quarter of 2020 driven primarily by the Acima Transaction. Acima invoice volume increased approximately 140 percent as compared to the first quarter of 2020 due to the Acima Transaction, new virtual retail partner additions and organic growth in virtual and staffed locations. On a pro forma basis, first quarter revenues increased 30.2% and invoice volume increased 28% versus the prior year. As a percent of revenue, skip/stolen losses were 8.6 percent, 360 basis points lower than in the first quarter of 2020. On a GAAP basis, segment operating profit was $24.8 million in the first quarter, representing an increase of $6.6 million versus the prior year. Adjusted EBITDA was $40.7 million, representing an increase of $21.9 million versus the prior year, driven by higher revenue due to the Acima Transaction and stronger lease performance.
Rent-A-Center Business Segment
First quarter 2021 revenues of $524.9 million increased 15.4 percent as compared to the first quarter of 2020, primarily due to an increase in same store sales revenue of 23.4 percent driven by over 50 percent growth in e-commerce sales and elevated early payout activity, and despite the impact of refranchising approximately 100 stores in California in the fourth quarter of 2020 which are no longer reflected in the Rent-A-Center Business segment revenues. Skip/stolen losses as a percent of revenue were 2.7 percent, 120 basis points lower than in the first quarter of 2020. Lower skip/stolen losses are partially due to the increased adoption of digital payments, which has resulted in improved collections. On a GAAP basis, segment operating profit was $121.3 million in the first quarter, representing an increase of $53.3 million versus the prior year. Adjusted EBITDA was $126.2 million, representing an increase of $51.7 million versus the prior year. Both the segment operating profit and Adjusted EBITDA increases were driven primarily by increased operating leverage as a result of higher revenues and lower operating expenses. At March 31, 2021, the Rent-A-Center Business segment had 1,844 company-operated locations.
Franchising Segment
First quarter 2021 revenues of $40.0 million increased 131.0 percent compared to the first quarter of 2020, primarily due to a higher store count, resulting from the refranchising of approximately 100 California stores during 2020 and higher inventory purchases by franchisees. On a GAAP basis, segment operating profit was $5.0 million in the first quarter, representing an increase of $2.5 million versus the prior year. Adjusted EBITDA was $5.0 million, representing an increase of $2.5 million versus the prior year. At March 31, 2021, there were 461 franchise-operated locations.
Mexico Segment
First quarter 2021 revenues of $14.5 million represent an increase of 10.1 percent on a constant currency basis compared to the first quarter of 2020. On a GAAP basis, segment operating profit was $2.0 million in the first quarter, representing an increase of $1.0 million versus the prior year. Adjusted EBITDA was $2.1 million, representing an increase of $1.0 million versus the prior year. At March 31, 2021, the Mexico business had 121 company-operated locations.
Corporate Segment
First quarter 2021 expenses increased by $6.9 million, or approximately 16.9 percent, versus the prior year primarily due to an increase in overhead labor due to the Acima Transaction, and higher incentive compensation.

1) The disclosed pro forma results and metrics represent financial results as if the acquisition of Acima had been completed on January 1, 2021. The pro forma results may not necessarily reflect the actual results of operations that would have been achieved had the acquisition been completed on January 1, 2021, nor are they necessarily indicative of future results of operations.
SAME STORE SALES
(Unaudited)

Table 1
Period	Rent-A-Center Business	Mexico
Three Months Ended March 31, 2021 (1)	23.4%	9.6%
Three Months Ended December 31, 2020 (1)	13.7%	10.5%
Three Months Ended March 31, 2020 (1)	1.7%	7.1%
Note: Same store sale methodology - Same store sales generally represents revenue earned in stores that were operated by us for 13 months or more and are reported on a constant currency basis as a percentage of total revenue earned in stores of the segment during the indicated period. The Company excludes from the same store sales base any store that receives a certain level of customer accounts from closed stores or acquisitions. The receiving store will be eligible for inclusion in the same store sales base in the 30th full month following account transfer.
(1) Due to the COVID-19 pandemic and related temporary store closures, all 32 stores in Puerto Rico were excluded starting in March 2020 and will remain excluded for 18 months.

2021 Guidance
The Company is increasing full year guidance.
Consolidated(1)
•Revenues of $4.450 to $4.600 billion
•Adjusted EBITDA of $600 to $650 million(2)
•Non-GAAP diluted earnings per share of $5.30 to $5.85(2)(4)
•Free cash flow of $250 to $300 million(2)

Acima Segment (3)
•Revenues of $2.320 to $2.420 billion
•Adjusted EBITDA of $320 to $350 million(2)

Rent-A-Center Business Segment
•Revenues of $1.940 to $1.990 billion
•Adjusted EBITDA of $405 to $425 million(2)

(1) Consolidated includes Acima, Rent-A-Center Business, Franchising, Mexico and Corporate Segments.
(2) Non-GAAP financial measure. See descriptions below in this release. Because of the inherent uncertainty related to the special items identified in the tables below, management does not believe it is able to provide a meaningful forecast of the comparable GAAP measures or reconciliation to any forecasted GAAP measure without unreasonable effort.
(3) Acima Segment refers to the historical Preferred Lease Segment and newly acquired Acima business as of the acquisition date.
(4) Non-GAAP diluted earnings per share excludes the impact of depreciation and amortization of acquired software and intangible assets, respectively, stock compensation expense associated with the Acima Transaction equity consideration subject to vesting conditions, and one-time transaction and integration costs related to the Acima Transaction.

Webcast Information
Rent-A-Center, Inc. will host a conference call to discuss the first quarter results, guidance and other operational matters on the morning of Thursday, May 6, 2021, at 8:30 a.m. ET. For a live webcast of the call, visit https://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website. Residents of the United States and Canada can listen to the call by dialing (800) 399-0012. International participants can access the call by dialing (404) 665-9632.
About Rent-A-Center, Inc.
Rent-A-Center, Inc. (NASDAQ: RCII) is an industry leading omni-channel lease-to-own provider for the cash and credit constrained customer. The Company focuses on improving the quality of life for its customers by providing access and the opportunity to obtain ownership of high-quality, durable products via small payments over time under a flexible lease-purchase agreement and no long-term debt obligation. Acima (which, beginning in Q1 2021, includes the former Preferred Lease and recently acquired Acima business) provides virtual and staffed lease-to-own solutions to retail partners in stores and online enabling our partners to grow sales by expanding their customer base utilizing our differentiated offering. The Rent-A-Center Business and Mexico segments provide lease-to-own options on products such as furniture, appliances, consumer electronics, and computers in approximately 1,970 Rent-A-Center stores in the United States, Mexico, and Puerto Rico and on its e-commerce platform, Rentacenter.com. The Franchising segment is a national franchiser of approximately 460 franchise locations. Rent-A-Center is headquartered in Plano, Texas. For additional information about the Company, please visit our website at Rentacenter.com or Investor.rentacenter.com.

Forward Looking Statements
This press release and the guidance above and the Company's related conference call contain forward-looking statements that involve risks and uncertainties. These statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "predict," "continue," "maintain," "should," "anticipate," "believe," or “confident,” or the negative thereof or variations thereon or similar terminology and including, among others, statements concerning (i) the potential effects of the pandemic of the respiratory disease caused by a novel coronavirus ("COVID-19") on the Company's business operations, financial performance, and prospects, (ii) the future business prospects and financial performance of our Company following the closing of the Company's acquisition of Acima Holdings, LLC ("Acima Holdings"), (iii) cost and revenue synergies and other benefits expected to result from the Acima Holdings acquisition, (iv) the Company's expectations, plans and strategy relating to capital structure, anticipated enhancements to the Company's sales force, potential future acquisitions, and (v) other statements regarding the Company's strategy and plans and other statements that are not historical facts. However, there can be no assurance that such expectations will occur. The Company's actual future performance could differ materially and adversely from such statements. Factors that could cause or contribute to these differences include, but are not limited to: (1) risks relating to the Acima Transaction, including (i) the possibility that the anticipated benefits from the Acima Holdings acquisition may not be fully realized or may take longer to realize than expected, (ii) the possibility that costs, difficulties or disruptions related to the integration of Acima Holdings operations into the Company's other operations will be greater than expected, (iii) the Company's ability to (A) effectively adjust to changes in the composition of the Company's offerings and product mix as a result of acquiring Acima Holdings and continue to maintain the quality of existing offerings and (B) successfully introduce other new product or service offerings on a timely and cost-effective basis, and (iv) changes in the Company's future cash requirements as a result of the Acima Holdings acquisition, whether caused by unanticipated increases in capital expenditures or working capital needs, unanticipated liabilities or otherwise; (2) the Company's ability to identify potential acquisition candidates, complete acquisitions and successfully integrate acquired companies; (3) the impact of the COVID-19 pandemic and related government and regulatory restrictions issued to combat the pandemic, including adverse changes in such restrictions, and impacts on (i) demand for the Company's lease-to-own products offered in the Company's operating segments, (ii) the Company's Acima retail partners, (iii) the Company's customers and their willingness and ability to satisfy their lease obligations, (iv) the Company's suppliers' ability to satisfy its merchandise needs, (v) the Company's employees, including the ability to adequately staff its operating locations, (vi) the Company's financial and operational performance, and (vii) the Company's liquidity; (4) the general strength of the economy and other economic conditions affecting consumer preferences and spending, including the availability of credit to the Company's target consumers; (5) factors affecting the disposable income available to the Company's current and potential customers; (6) changes in the unemployment rate; (7) capital market conditions, including availability of funding sources for the Company; (8) changes in the Company's credit ratings; (9) difficulties encountered in improving the financial and operational performance of the Company's business segments; (10) risks associated with pricing changes and strategies being deployed in the Company's businesses; (11) the Company's ability to continue to realize benefits from its initiatives regarding cost-savings and other EBITDA enhancements, efficiencies and working capital improvements; (12) the Company's ability to continue to effectively execute its strategic initiatives, including mitigating risks associated with any potential mergers and acquisitions, or refranchising opportunities; (13) failure to manage the Company's store labor and other store expenses, including merchandise losses; (14) disruptions caused by the operation of the Company's store information management systems; (15) risks related to the Company's virtual lease-to-own business, including the Company's ability to continue to develop and successfully implement the necessary technologies; (16) the Company's ability to achieve the benefits expected from its integrated virtual and staffed retail partner offering and to successfully grow this business segment; (17) exposure to potential operating margin degradation due to the higher cost of merchandise in the Company's Acima offering and potential for higher merchandise losses; (18) the Company's transition to more-readily scalable, “cloud-based” solutions; (19) the Company's ability to develop and successfully implement digital or E-commerce capabilities, including mobile applications; (20) the Company's ability to protect its proprietary intellectual property; (21) disruptions in the Company's supply chain; (22) limitations of, or disruptions in, the Company's distribution network; (23) rapid inflation or deflation in the prices of the Company's products; (24) the Company's ability to execute and the effectiveness of store consolidations, including the Company's ability to retain the revenue from customer accounts merged into another store location as a result of a store consolidation; (25) the Company's available cash flow and its ability to generate sufficient cash flow to continue paying dividends; (26) increased competition from traditional competitors, virtual lease-to-own competitors, online retailers and other competitors, including subprime lenders; (27) the Company's ability to identify and successfully market products and services that appeal to its current and future targeted customer segments; (28) consumer preferences and perceptions of the Company's brands; (29) the Company's ability to retain the revenue associated with acquired customer accounts and enhance the performance of acquired stores; (30) the Company's ability to enter into new, and collect on, its rental or lease purchase agreements; (31) changes in the enforcement of existing laws and regulations and the enactment of new laws and regulations adversely affecting the Company's business, including any legislative or regulatory enforcement efforts that seek to re-characterize store-based or virtual lease-to-own transactions as credit sales and to apply consumer credit laws and regulations to the Company's business; (32) the Company's compliance with applicable statutes or regulations governing its businesses; (33) the impact of any additional social unrest such as that experienced in 2020 or otherwise, and resulting damage to the Company's inventory or other assets and potential lost revenues; (34) changes in interest rates; (35) changes in tariff policies; (36) adverse changes in the economic conditions of the industries, countries or markets that the Company serves; (37) information technology and data security costs; (38) the impact of any breaches in data security or other disturbances to the Company's information technology and other networks and the Company's ability to protect the integrity and security of individually identifiable data of its customers, employees and retail partners; (39) changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; (40) changes in the Company's effective tax rate; (41) fluctuations in foreign currency exchange rates; (42) the Company's ability to maintain an effective system of internal controls, including in connection with the integration of Acima; (43) litigation or administrative proceedings to which the Company is or may be a party to from time to time; and (44) the other risks detailed from time to time in the Company's SEC reports, including but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2020 and in its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Investors:
Rent-A-Center, Inc.
Maureen Short
EVP, Chief Financial Officer
972-801-1899
maureen.short@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED

Table 2	Three Months Ended March 31,
(In thousands, except per share data)	2021	2020
Revenues
Store
Rentals and fees	$745,534	$568,000
Merchandise sales	232,793	101,380
Installment sales	17,773	14,747
Other	918	722
Total store revenues	997,018	684,849
Franchise
Merchandise sales	33,055	12,437
Royalty income and fees	6,709	4,653
Total revenues	1,036,782	701,939
Cost of revenues
Store
Cost of rentals and fees	247,035	165,455
Cost of merchandise sold	240,106	98,757
Cost of installment sales	6,041	5,025
Total cost of store revenues	493,182	269,237
Franchise cost of merchandise sold	33,077	12,524
Total cost of revenues	526,259	281,761
Gross profit	510,523	420,178
Operating expenses
Store expenses
Labor	156,707	153,794
Other store expenses	170,133	161,718
General and administrative expenses	49,125	39,175
Depreciation and amortization	13,393	14,913
Other charges	51,119	1,703
Total operating expenses	440,477	371,303
Operating profit	70,046	48,875
Debt refinancing charges	8,743	—
Interest expense	11,990	4,447
Interest income	(74)	(144)
Earnings before income taxes	49,387	44,572
Income tax expense (benefit)	6,835	(4,720)
Net earnings	$42,552	$49,292
Basic weighted average shares	56,247	54,774
Basic earnings per common share	$0.76	$0.90
Diluted weighted average shares	66,295	56,152
Diluted earnings per common share	$0.64	$0.88

Rent-A-Center, Inc. and Subsidiaries

SELECTED BALANCE SHEET HIGHLIGHTS - UNAUDITED

Table 3	March 31,
(In thousands)	2021	2020
Cash and cash equivalents	$123,019	$182,919
Receivables, net	115,345	73,103
Prepaid expenses and other assets	40,839	40,108
Rental merchandise, net
On rent	1,115,913	660,604
Held for rent	135,244	120,930
Operating lease right-of-use assets	297,577	270,573
Goodwill	311,991	70,217
Total assets	3,006,958	1,607,059

Operating lease liabilities	$299,892	$277,752
Senior debt, net	897,912	353,821
Senior notes, net	434,512	—
Total liabilities	2,264,771	1,131,036
Stockholders' equity	742,187	476,023

Rent-A-Center, Inc. and Subsidiaries

SEGMENT INFORMATION HIGHLIGHTS - UNAUDITED

Table 4	Three Months Ended March 31,
(In thousands)	2021	2020
Revenues
Rent-A-Center Business	$524,866	$454,965
Acima	457,449	216,127
Mexico	14,498	13,546
Franchising	39,969	17,301
Total revenues	$1,036,782	$701,939

Table 5	Three Months Ended March 31,
(In thousands)	2021	2020
Gross profit
Rent-A-Center Business	$359,169	$317,558
Acima	134,250	88,315
Mexico	10,212	9,528
Franchising	6,892	4,777
Total gross profit	$510,523	$420,178

Table 6	Three Months Ended March 31,
(In thousands)	2021	2020
Operating profit
Rent-A-Center Business	$121,277	$67,943
Acima	24,814	18,222
Mexico	1,954	967
Franchising	4,985	2,519
Total segments	153,030	89,651
Corporate	(82,984)	(40,776)
Total operating profit	$70,046	$48,875

Table 7	Three Months Ended March 31,
(In thousands)	2021	2020
Depreciation and amortization
Rent-A-Center Business	$4,577	$4,957
Acima	474	527
Mexico	120	93
Franchising	16	3
Total segments	5,187	5,580
Corporate	8,206	9,333
Total depreciation and amortization	$13,393	$14,913

Table 8	Three Months Ended March 31,
(In thousands)	2021	2020
Capital expenditures
Rent-A-Center Business	$6,257	$980
Acima	154	84
Mexico	76	37
Total segments	6,487	1,101
Corporate	4,901	8,050
Total capital expenditures	$11,388	$9,151

Table 9	On lease at March 31,		Held for lease at March 31,
(In thousands)	2021	2020	2021	2020
Lease merchandise, net
Rent-A-Center Business	$446,180	$400,604	$127,120	$115,698
Acima	651,764	246,672	1,622	715
Mexico	17,969	13,328	6,502	4,517
Total lease merchandise, net	$1,115,913	$660,604	$135,244	$120,930

Table 10	March 31,
(In thousands)	2021	2020
Assets
Rent-A-Center Business	$978,190	$898,795
Acima	1,566,395	334,440
Mexico	36,076	28,086
Franchising	16,114	9,491
Total segments	2,596,775	1,270,812
Corporate	410,183	336,247
Total assets	$3,006,958	$1,607,059

Non-GAAP Financial Measures
This release and the Company's related conference call contain certain financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles (GAAP), including (1) Non-GAAP diluted earnings per share (net earnings, as adjusted for special items (as defined below), net of taxes, divided by the number of shares of our common stock on a fully diluted basis), (2) Adjusted EBITDA (net earnings before interest, taxes, depreciation and amortization, as adjusted for special items) on a consolidated and segment basis and (3) Free Cash Flow (net cash provided by operating activities less capital expenditures). “Special items” refers to certain gains and charges we view as extraordinary, unusual or non-recurring in nature and which we believe do not reflect our core business activities. For the periods presented herein, these special items are described in the quantitative reconciliation tables included below in this release. Because of the inherent uncertainty related to the special items, management does not believe it is able to provide a meaningful forecast of the comparable GAAP measures or reconciliation to any forecasted GAAP measure without unreasonable effort.
These non-GAAP measures are additional tools intended to assist our management in comparing our performance on a more consistent basis for purposes of business decision-making by removing the impact of certain items management believes do not directly reflect our core operations. These measures are intended to assist management in evaluating operating performance and liquidity, comparing performance and liquidity across periods, planning and forecasting future business operations, helping determine levels of operating and capital investments and identifying and assessing additional trends potentially impacting our Company that may not be shown solely by comparisons of GAAP measures. Consolidated Adjusted EBITDA is also used as part of our incentive compensation program for our executive officers and others.
We believe these non-GAAP financial measures also provide supplemental information that is useful to investors, analysts and other external users of our consolidated financial statements in understanding our financial results and evaluating our performance and liquidity from period to period. However, non-GAAP financial measures have inherent limitations and are not substitutes for or superior to, and they should be read together with, our consolidated financial statements prepared in accordance with GAAP. Further, because non-GAAP financial measures are not standardized, it may not be possible to compare such measures to the non-GAAP financial measures presented by other companies, even if they have the same or similar names.

Reconciliation of net earnings to net earnings excluding special items and non-GAAP diluted earnings per share:

Table 11	Three Months Ended March 31,
	2021		2020
(in thousands, except per share data)	Amount	Per Share	Amount	Per Share
Net earnings	$42,552	$0.64	$49,292	$0.88
Special items, net of taxes:
Other charges (See Tables 12 and 13 below for additional detail)	43,328	0.65	1,464	0.03
Debt refinancing charges	6,545	0.10	—	—
Discrete income tax items(1)	(4,710)	(0.07)	(13,012)	(0.24)
Net earnings excluding special items	$87,715	$1.32	$37,744	$0.67
(1) Discrete income tax items for the three months ended March 31, 2021 include the release of domestic and foreign tax valuation allowances.

Reconciliation of operating profit to Adjusted EBITDA (consolidated and by segment):

Table 12	Three Months Ended March 31, 2021
(In thousands)	Rent-A-Center Business	Acima	Mexico	Franchising	Corporate	Consolidated
GAAP Operating Profit (Loss)	$121,277	$24,814	$1,954	$4,985	$(82,984)	$70,046
Plus: Amortization, Depreciation	4,577	474	120	16	8,206	13,393
Plus: Special Items (Extraordinary, Unusual or Non-Recurring Gains or Charges)
Acima transaction costs	—	—	—	—	16,406	16,406
Acima equity consideration vesting	—	—	—	—	15,882	15,882
Acima acquired intangibles amortization	—	13,934	—	—	—	13,934
Acima integration costs	18	1,519	—	—	1,707	3,244
Acima acquired software depreciation	—	—	—	—	1,324	1,324
Store closure costs	327	—	2	—	—	329
Adjusted EBITDA	$126,199	$40,741	$2,076	$5,001	$(39,459)	$134,558

Table 13	Three Months Ended March 31, 2020
(In thousands)	Rent-A-Center Business	Acima	Mexico	Franchising	Corporate	Consolidated
GAAP Operating Profit (Loss)	$67,943	$18,222	$967	$2,519	$(40,776)	$48,875
Plus: Amortization, Depreciation	4,957	527	93	3	9,333	14,913
Plus: Special Items (Extraordinary, Unusual or Non-Recurring Gains or Charges)
Store closure costs	826	—	4	—	—	830
Cost savings initiatives	451	77	—	—	—	528
COVID-19 impacts	317	—	—	—	—	317
Asset disposals	211	—	—	—	—	211
Insurance reimbursement proceeds	(183)	—	—	—	—	(183)
Adjusted EBITDA	$74,522	$18,826	$1,064	$2,522	$(31,443)	$65,491

Reconciliation of net cash provided by operating activities to free cash flow:

Table 14	Three Months Ended March 31,
(In thousands)	2021	2020
Net cash provided by operating activities	$135,793	$47,400
Purchase of property assets	(11,388)	(9,151)
Free cash flow	$124,405	$38,249

Proceeds from sale of stores	—	187
Acquisitions of businesses	(1,267,903)	—
Free cash flow including acquisitions and divestitures	$(1,143,498)	$38,436